EXHIBIT 21.1

SUBSIDIARIES - As of December 31, 2014

1.	Hillman Group Capital Trust

  Organized in the State of Delaware

2.	Hillman Investment Company

  Incorporated in the State of Delaware

3.	The Hillman Group, Inc.

  Incorporated in the State of Delaware

a.	All Points Industries, Inc.

   Incorporated in the State of Florida

b.	SunSource Integrated Services de Mexico S.A. de C.V.

   Incorporated in Ciudad de Mexico, Mexico

c.	Paulin Industries Inc.

   Incorporated in the State of Delaware

d.	The Hillman Group Australia PTY Ltd.

   Incorporated in Sydney, Australia

e.	SunSub C Inc.

   Incorporated in the State of Delaware

f.	Hillman Luxembourg S.a r.l.

   Incorporated in Luxembourg, Grand Duchy of Luxembourg

1.	Hillman Group GP1, LLC

    Incorporated in the State of Delaware

2.	Hillman Group GP2, LLC

    Incorporated in the State of Delaware

3.	HGC1 Financing LP

    Organized in the Province of Alberta, Canada

4.	HGC2 Holding LP

    Organized in the Province of Alberta, Canada

a.	The Hillman Group Canada ULC

    Incorporated in the Province of Alberta, Canada

i.	1094653 Ontario Limited

     Incorporated in the Province of Ontario, Canada